                                                               EXHIBIT 99.(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:
The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the Asia Pacific Fund, C&B Large Cap Value Fund, Diversified Equity Fund, Emerging Growth Fund, Equity Income Fund, Equity Value Fund, Growth Equity Fund, Index Fund, International Equity Fund, Large Cap Appreciation Fund, Large Company Growth Fund, Overseas Fund, Small Company Growth Fund, Small Company Value Fund, and Strategic Small Cap Value Fund, dated November 21, 2007, incorporated herein by reference, a total of fifteen funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

We also consent to the use of our report for the C&B Large Cap Value Portfolio, Disciplined Growth Portfolio, Emerging Growth Fund, Equity Income Portfolio, Equity Value Portfolio, Index Portfolio, International Core Portfolio, International Growth Portfolio, International Index Portfolio, International Value Portfolio, Large Cap Appreciation Portfolio, Large Company Growth Portfolio, Small Cap Index Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, and Strategic Small Cap Value Portfolio, sixteen portfolios of Wells Fargo Master Trust, dated November 21, 2007, incorporated herein by reference.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2007